Exhibit 10.1
December 23, 2010
Dr. Jean-Pierre Sommadossi
2 Avery Street, Apt 21e
Boston, MA 02111
Re: Separation and Benefits Payable Pursuant to Employment Agreement, dated May 6, 2003, as amended to and including the date hereof (the “Employment Agreement”), by and between Jean-Pierre Sommadossi (“You”) and Idenix Pharmaceuticals, Inc. (the “Company”)

Dear Dr. Sommadossi:
1. Confirmation. This letter agreement (the “Agreement”) confirms the cessation of your employment with the Company as of October 31, 2010 (the “Separation Date”), following your resignation on October 28, 2010 as a director and officer of the Company and from any similar position of each of its subsidiaries. You have executed all documents provided to you by the Company to effect such resignations.

2. Timing. The Company will provide you with the severance benefits you are entitled to receive upon a Covered Termination (as defined in the Employment Agreement) pursuant to Section 5.A of the Employment Agreement and as specifically set forth below if you sign and return this Agreement to me on or before December 23, 2010 and you do not revoke this Agreement on or before the Non-Revocation Date (as defined below). Such benefits will be paid in accordance with the terms and conditions set forth in the Employment Agreement and as detailed and modified below. By timely signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth below, including the release of Claims (as defined below). Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so. If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period (the “Non-Revocation Date”). If you choose not to sign and return this Agreement in a timely manner as set forth above, or if you timely revoke your acceptance in writing, you shall not receive any of the benefits set forth in Section 5.A of the Employment Agreement from the Company.

3. Severance, Etc. With respect to salary and bonus amounts and equity awards due to you under Section 5.A of the Employment Agreement, the Company and you agree that (a) the amount payable to you pursuant to Section 5.A (i) of the Employment Agreement is $1,960,000.00; (b) the amount payable to you under Section 5.A (ii) of the Employment Agreement is $286,980.82; and (c) the equity award due to you under Section 5.A (iii) of the Employment Agreement is an option to purchase 329,863 shares of the Company’s common stock, $0.001 par value per share at the fair market value per share of such common stock on the date of grant (the “Severance Option Grant”). The total amount of $2,246,980.82 payable to you under Section 5.A(i) and (ii) of the Employment Agreement shall be paid to you in payments of (i) $490,000 in the January 14, 2011 payroll and (ii) 1,756,980.82 on the day that is six months and one day after your Separation Date (that is, to be paid on May 2, 2011). The Severance Option Grant to purchase 329,863 shares has been granted to you on October 28, 2010 under the Company’s 2005 Stock Incentive Plan and the exercise price with respect to such award is $4.28, which was the average of the opening and closing prices per share of the Company’s common stock as reported on Nasdaq on the date of grant. In addition, pursuant to Section 5.A(iv) of the Employment Agreement, and notwithstanding anything to the contrary contained in the Employment Agreement, any Stock Incentive Plan of the Company, any Stock Option Agreement, other Company plan or any other agreement between the Company and you, all unvested options held by you on the Separation Date (including the Severance Option Grant) (which will, together with options which were vested on the Separation Date, in the aggregate, allow you to acquire an aggregate of 2,336,113 shares of the Company’s common stock (the “Options”)) became vested and all Options became immediately exercisable, in each case, immediately prior to your cessation of employment on the Separation Date, and the period of time during which the Options may be exercised shall be (and hereby is) amended to be the 24 month period after the Separation Date (or to the end of the applicable Option’s term, whichever is earlier); provided that to the extent any Option was not exercisable on the Separation Date without regard to this vesting, it cannot be exercised until the Non-Revocation Date. In accordance with Section 5.A (vi) of the Employment Agreement you have been paid on November 15, 2010 any earned but unpaid amounts and any accrued but unused and unpaid vacation days, in each case, unpaid or accrued as of the Separation Date. There are no outstanding unreimbursed business expenses incurred by you.

For such period of time after your Separation Date as you are eligible for, and elect to receive, continuation health coverage under COBRA, the Company will provide you and your eligible dependents with such coverage under the Company’s group health plans covering its senior executives. You shall be required to pay the full COBRA premium for such coverage. In lieu of any other medical benefits or payments with respect to such benefits under the Employment Agreement, the Company will pay you $50,000 of which $16,500 shall be paid to you on January 14, 2011 and $33,500 shall be paid to you on May 2, 2011. You are under no obligation to use any portion of the amounts payable to you pursuant to the preceding sentence to pay your COBRA premiums.
In addition, during your Coverage Period, you shall continue to be covered under the Company’s group term life insurance coverage, at Company expense, with $500,000 of life coverage. If at any time during your Coverage Period, the terms of the policy or policies through which benefits under the Company’s group term life insurance coverage is provided prevent the Company from continuing to provide such coverage for you under its group term life insurance coverage, then on the first day of each calendar month following the date as of which you cease to be covered under the Company’s insured group life insurance coverage, the Company shall pay you, as additional severance, an amount equal to the monthly premium cost you would incur to obtain an equal amount of insurance under an individual term life insurance policy issued by the insurer that provides the Company’s group term life insurance coverage at the insurer’s standard rates in effect on the date as of which your coverage under the Company’s group term life insurance coverage is discontinued.

For purposes of the foregoing, your “Coverage Period” shall mean the period beginning on your Separation Date and ending on the earlier of (x) the 24 month anniversary of such date, and (y) the date on which you obtain substitute coverage from subsequent employment or service.
4. Withholding, Etc. In connection with the severance benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and subject to such withholding requirement, you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. The Company shall have no liability to you or to any other person with respect to any additional taxes or penalties that may be imposed under Section 409A of the Code with respect to any benefits provided under this Agreement or otherwise, other than with respect to any such liability for additional taxes (not including any acceleration of taxes on the income), penalties and interest that may be imposed on you under Section 409A of the Code by reason of any failure by the Company to comply in a timely fashion with the corrections procedure under IRS Notice 2010-6 with respect to correcting the release timing rules in the Employment Agreement. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

5. Return of Property. You represent and confirm that you have returned to or promptly will return to (or have left on the premises of the Company) all Company-owned property in your possession or control on the Separation Date and that you have left intact all electronic Company documents on your office computer which contain confidential or proprietary information of the Company. Anything to the contrary notwithstanding, you shall be entitled to retain papers and other materials of a personal nature set forth in Section 1(b) of the Invention and Non-Disclosure Agreement dated May 8, 2003 (“the Inventions Agreement”) except for those Board of Directors’ papers and other materials in Section 1(b)(vi), which you may not retain.
6. Nondisparagement. Neither you nor the Company shall make any knowingly false, disparaging or derogatory public statements, including statements which may reasonably expected to become public, to any person or entity, including, without limitation, any media outlet or industry group, financial institutions or current or former employee consultant regarding, in the case of you — the Company or any of its directors, officers or employees or the Company’s business affairs or financial condition — and regarding, in case of the Company — you; provided, however, that nothing herein shall be construed as preventing you or the Company from (x) responding to false, disparaging or derogatory statements to the extent reasonably necessary to correct or refute such statements or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement with the Company, including, but not limited to, the enforcement of this Agreement or of such other agreement with the Company, or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person. For purposes of this section, Company shall mean executive officers and directors of the Company as of the effective date of this Agreement. Official press releases or other official public announcements are also covered by this section.
7. Cooperation. To the extent permitted by law, you agree to reasonably cooperate with the Company in the defense or prosecution of any patents, patent filings, claims or actions which already have been brought, are currently pending or filed, or which may be brought in the future against or on behalf of the Company and relate to matters which occurred while you were employed by the Company and of which you have knowledge, or was within your duties and responsibilities, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your reasonable cooperation in connection with such patent, patent filings, claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration, and to act as a witness when requested by the Company, in any case, at reasonable times and places mutually agreed to by you and the Company. The Company shall compensate you for your reasonable travel, food and lodging expenses (“out-of-pocket expenses”) after submission of receipts. For the avoidance of doubt, out-of-pocket expenses set forth in Section 2(d) of the Inventions Agreement shall have the same meaning as defined in this Section. Furthermore, to the extent that a claim or action is brought by a third party other than the Company against you for your compliance with this Section 7, the Company shall indemnify you for such claim or action as set forth in the Company’s charter as it exists on the effective date of this Agreement. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company (other than any complaint or claim by you against the Company). To the extent possible, the Company will try to limit your participation to regular business hours. Your entitlement to reimbursement of such out-of-pocket expenses, shall in no way affect your right to be indemnified in accordance with the Company’s charter as it exists on the effective date of this Agreement.
8. The Inventions Agreement. You reaffirm your obligations under the Inventions Agreement which is incorporated by reference herein and which continues in full force and effect as modified herein.

9. Release. (a) You hereby acknowledge and agree that by signing this Agreement and accepting the severance benefits provided for in this Agreement, you are releasing the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (the “Related Parties”) from any and all claims, charges and complaints of any kind whatsoever (“Claims”) from the beginning of time through and including the Separation Date. Your waiver and release bars you from recovering against the Company any form of relief in respect of a Claim including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release. Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation the following Claims: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for the Company, specifically including the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, §1 et seq.) or federal discrimination (including but not limited to the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. and Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.), fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you worked for the Company) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation Massachusetts or any other state where you worked for the Company) or federal common law theory, including but not limited to any claims arising under the Employment Agreement; and (iv) any other Claim arising under other state or federal law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the severance benefits provided for in this Agreement. Anything to the contrary notwithstanding in this Agreement, nothing herein shall release the Company or any Related Party from any claims or damages based on (i) any right you may have to enforce this Agreement or the Employment Agreement, (ii) any right or claim that arises after the date of this Agreement, (iii) any vested right you may have to vested benefits or entitlements under Sections 3 and 5 of the Employment Agreement, (iv) your eligibility for indemnification and advancement of expenses in accordance with applicable laws or the charter of the Company, or any applicable insurance policy, (v) any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you, on the one hand, and the Company or any Related Party, on the other hand, are jointly liable or (vi) any right you may have as a stockholder or optionholder of the Company.

(b) The Company, for itself, and on behalf of each of the Related Parties, hereby releases you and your heirs and legal representatives from any and all Claims from the beginning of time through and including the Separation Date. The foregoing waiver and release bars the Company and the Related Parties from recovering against you, your heirs or your legal representatives any form of relief in respect of a Claim including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against you, your heirs or your legal representatives up through and including the Separation Date. The Company understands that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agrees that such Claims are intended to be, and are, included in this waiver and release. Anything to the contrary notwithstanding in this Agreement, nothing herein shall release you, your heirs or your legal representatives from any claims or damages based on (i) any right the Company may have to enforce this Agreement or the Employment Agreement, (ii) any right or claim that arises after the date of this Agreement or (iii) any right the Company or any Related Party may have to obtain contribution as permitted by law in the event of judgment against the Company or any Related Party as a result of any act or failure to act for which the Company or any Related Party, on the one hand, and you, on the other hand, are jointly liable.

10. Indemnification. The Company agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted by the Company’s charter as it exists on the effective date of this Agreement, against any and all damages, claims, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against you or your heirs or legal representatives that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, or to the extent a claim or action is brought by a third party other than the Company against you as set forth in Section 7 of this Agreement or a claim arising out of actions taken by an executive officer as your agent and attorney-in fact as set forth in Section 2 of the Inventions Agreement, in accordance with the procedures in the charter. The Company also shall provide you with continued coverage under its directors’ and officers’ liability policy on no less favorable a basis (including as to coverage and amount) than that that provided to its other senior executives, and in no event less favorable in coverage and amount than that in effect on the Separation Date.
11. Representations. The Company represents and warrants to you that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by the Board of Directors of the Company and by any other necessary corporate action, and (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so. The issuance by the Company to you of shares of common stock upon the exercise of the Options is the subject of one or more effective registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company agrees to maintain the effectiveness of such registration statement(s) in respect of such shares of common stock for so long as, and provided it, maintains the effectiveness of such registration statements in respect of like stock awards made to other senior executives.

12. Code Section 409A. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under any provision of this Agreement is subject to Section 409A of the Code (after taking into account all exclusions applicable to such payments or benefits under Section 409A of the Code), (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year next following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
13. Mitigation, Etc. You shall have no obligation to mitigate damages due to the payments under this Agreement by seeking substitute employment or otherwise and there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain except that coverage for group medical, dental and life insurance shall be discontinued in the event you obtain substitute coverage from subsequent employment or service during the 24-month period following your termination. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, claim or other right that the Company may have against you for any reason, except a claim for breach of Section 7 of the Employment Agreement.

14. Reaffirmation of Obligations under Section 7 of the Employment Agreement. You reaffirm your obligations under Section 7 of the Employment Agreement which continue in full force and effect after the Separation Date.
15. Entire Agreement. This Agreement, the Stock Option Agreements, along with Section 7 of the Employment Agreement, Amendment No. 1 to Employment Agreement and Sections 1, 2, 3 and 6 of Amendment No. 2 to Employment Agreement which continue after the Separation Date (for clarity it is agreed that those sections of the Employment Agreement and Amendment No. 2 to the Employment Agreement not enumerated are hereby terminated), contain the entire understanding and agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to such subject matter.
16. Amendment and Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing and is signed by you and by an authorized officer of the Company. No provision of this Agreement may be waived unless such waiver is set forth in writing and is signed by the party to be charged.

17. Dispute Resolution. Any controversy, dispute or claim arising out of or relating to this Agreement (each, a “Covered Claim”) shall be resolved by final and binding arbitration, to be held in Boston, Massachusetts, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Neither party hereto shall be liable for punitive or exemplary damages. Each party shall bear its own costs and expenses in any arbitration proceeding.
18. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person, three (3) business days after being sent by registered or certified mail, postage prepared, two (2) business days after being sent by recognized overnight courier, or sent and received by facsimile transmission, addressed to you at your personal residence as reflected in the Company’s records, or to the Company at 60 Hampshire Street, Cambridge, Massachusetts 02139. Either party may, by written notice to the other in accordance herewith, change the address to which notices to such party are to be delivered or mailed.

19. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of you) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.
20. Counterparts. This Agreement may be executed in counterparts, including by facsimile or PDF, each of which shall be deemed an original.
21. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

There are two copies of this Agreement enclosed. If the terms set forth herein accurately reflect our mutual understanding and agreement, please sign each copy and return one copy to me for our corporate files.

Very truly yours, IDENIX PHARMACEUTICALS, INC.
By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel
I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Jean-Pierre Sommadossi
Jean-Pierre Sommadossi	December 23, 2010